                                                        EXHIBIT 99
                               -1-


Fairfax, VA, January 20, 1995 -- Mobil Corporation today reported estimated 1994 operating income of $2,231 million, $7 million higher than the prior year. Special charges in 1994 of $472 million, mainly resulting from on-going restructuring and asset review programs, and the previously announced non-cash charge of $680 million for a change in accounting principle related to foreign inventories, reduced full year 1994 reported net income to $1,079 million. Full year 1993 net income was $2,084 million and included net special charges of $140 million.

In commenting on full year operating income of $2,231 million, Chairman Lucio A. Noto said, "In 1994, Mobil's strong operating performance more than offset a significant deterioration in petroleum sector business conditions. Compared with 1993, worldwide crude oil prices were about $1/bbl. lower, U.S. natural gas prices were down more than $.30/mcf, and worldwide refining margins were down about 30%. We estimate that depressed hydrocarbon prices and refining margins reduced Mobil's income by more than $500 million after-tax versus last year. Those weaker industry conditions were partially offset by favorable marketing margins in the international downstream area. The chemical business was a bright spot, helped by a substantial improvement in the petrochemical markets.

"Mobil's operating performance, which wholly offset the impact of net negative market fundamentals and the higher expenses of an expanded drilling program, resulted from initiatives which increased volumes, enhanced revenues, and reduced costs. Compared with last year, worldwide oil and gas production volumes were 2% higher and worldwide petroleum product sales volumes were up 5%. Marketing and Refining and Mobil Chemical both benefitted from the Singapore refinery/aromatics complex which was streamed early in the year. Programs to increase efficiency and reduce costs continued to show positive results and to improve income in all business segments. Controllable cash operating expenses were down more than $250 million pre-tax, on top of reductions of $575 million during the previous two years, despite cost increases associated with higher volumes, new facilities, and inflation."

Mobil's estimated fourth quarter 1994 operating income was $655 million, up $53 million, or 9%, from the fourth quarter of 1993. This was Mobil's best quarterly operating income since the first quarter of 1991, when prices and margins were favorably impacted by the Middle East crisis. Special charges this quarter of $132 million, primarily for on-going downstream restructuring and for asset writedowns in the U.S., reduced this year's fourth quarter net income to $523 million. Fourth quarter 1993 net income was $349 million and included net special charges of $253 million.

Commenting on fourth quarter operating income of $655 million, Mr. Noto continued: "Mobil's fourth quarter operating income increased versus last year, principally due to improvements in Mobil

Chemical, driven by both higher margins and improved operating performance. This increase was partly offset by lower downstream income, mainly attributable to weaker worldwide refining margins. These refining margins were lower by more than $1/bbl., reflecting weak distillate prices in the face of warmer-than-normal weather and ample supplies of product. Income benefitted, however, from the quarter-to-quarter reductions in controllable cash operating expenses."

Mr. Noto concluded, "Petroleum sector market fundamentals continue to be volatile and are likely to remain so in the near term. For example, although worldwide crude oil prices have edged up since the beginning of the year, they remain about $17/bbl., refining margins continue to be weak, and North American natural gas prices remain very low. Looking beyond the near term, we are making strategic investments to upgrade our existing asset base and to grow in selected areas. In addition, we continue with our on-going restructuring programs to reduce operating and staff support costs. Finally, consistent with our goal of increasing long-term shareholder value, we have established a target of achieving a 12% ROCE by 1998, without any substantive help from improved business conditions."

                COMPARISON OF FULL YEAR 1994 WITH 1993

The following comments address the operating performance of the major business segments during 1994, as compared with 1993:

. Exploration and Producing income of $1,318 million was $212 million lower. In the United States, income was $313 million, $119 million lower, mainly due to significantly lower natural gas prices, down 16%. Lower crude oil prices and higher exploration expenses were mainly offset by lower operating expenses.

     International income of $1,005 million was $93 million lower, reflecting lower crude oil and natural gas prices, as well as higher exploration expenses. Volumes were higher as a result of streaming new fields in Australia and the U.K. and record Indonesian LNG sales.

.    Marketing and Refining income of $970 million was $118 million
     lower.   Income in the United States was $279 million.  Despite
     lower industry margins and a reduced advantage for refining heavier, higher-sulfur crudes, income was down only $17 million. Results benefitted from continued emphasis on process re-engineering leading to more competitive cost, and other business initiatives, as well as increased sales and production and higher lube income.

     International income of $691 million was $101 million lower, reflecting very weak refining margins in all enclaves. These were partially offset by higher marketing margins and benefits derived from ongoing business initiatives, which contributed to higher trade sales volumes, particularly in the Pacific Rim, and expense savings, particularly in Europe. Full year results also reflected the benefit of the streaming of the Singapore refinery upgrade.

     Chemical income of $228 million was $184 million higher, reflecting better performance in all businesses. Income this year benefitted from improved industry fundamentals, notably in polyethylene resin. Also, sales volumes were higher, reflecting the streaming of the Singapore petrochemical complex earlier this year, as well as capacity additions in our European OPP films and U.S. chemical specialties businesses. Additionally, income in our plastics fabricating businesses improved significantly on the strength of higher volumes and benefits from business initiatives.

. Corporate and Other expense of $72 million was $67 million lower, mainly reflecting improved phosphate and real estate operations and the absence of costs incurred last year on the solar energy program prior to discontinuation of this business.

.    Net Financing Expense of $213 million was $86 million lower, reflecting lower rates and balances, with average net debt down
     $500 million.   Additionally, the current year benefitted from
     the favorable resolution of certain disputed items.

             COMPARISON OF FOURTH QUARTER 1994 WITH 1993

Mobil's estimated fourth quarter 1994 reported net income was $523 million. This quarter included net special charges of $132 million, including $55 million for on-going downstream restructuring and $84 million associated with asset sales and writedowns in the United States. Excluding special charges, fourth quarter operating income of $655 million was up 9% from the comparable period of 1993. The following comments address the operating performance of the major business segments during the fourth quarter versus the same quarter last year:

. Exploration and Producing income of $339 million was the same as last year. In the United States, income of $65 million was $8 million higher, as higher crude oil prices and lower expenses more than offset significantly lower natural gas prices, down 29%. International income was $274 million, down $8 million, as lower natural gas prices and higher exploration expenses were almost fully offset by higher volumes and higher liquids prices.

                             -4-
. Marketing and Refining income of $276 million was $80 million lower. In the United States, income was $60 million, down $40 million. On-going business initiatives resulted in lower operating expenses, higher sales, and increased lube income. These benefits were more than offset by poor industry refining margins, in part due to the warm weather which hurt distillate margins, and to a reduced advantage for refining heavier, higher sulfur crudes. International income of $216 million was $40 million lower, reflecting continued weak refining margins in all enclaves. Higher trade sales volumes and lower operating expenses, particularly in Europe, helped offset the weak margins.

. Chemical income of $114 million was up $113 million, reflecting significantly higher worldwide polyethylene margins, higher volumes as a result of capacity additions, and the benefits from business initiatives.

. Net Financing Expense of $58 million was $24 million lower. This quarter included benefits following the favorable resolution of certain disputed items.

Capital and Exploration Expenditures for the fourth quarter of 1994 were estimated at $1,164 million, an increase of $160 million from the comparable period last year. For full year 1994, worldwide capital and exploration expenditures were estimated at $3,830 million, compared with $3,656 million for full year 1993.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended December 31, 1994, excluding the cumulative effect of the change in accounting principle, was 10.4%, compared with 12.3% for 1993. Estimated Return on Average Capital Employed for the twelve months ended December 31, 1994, excluding the cumulative effect of the change in accounting principle, was 8.4%, compared with 9.7% for 1993.

Mobil's estimated Debt to Capitalization Ratio was 31% at December 31, 1994 and 32% at December 31, 1993.

Common Stock Dividends were $.85 per share in the fourth quarter of 1994, the same as the comparable quarter of 1993. Full year 1994 common stock dividends of $3.40 per share were $.15 higher than full year 1993.



                                                            Table 1
                               MOBIL CORPORATION

                            Fourth Quarter         Twelve Months
                        --------------------  ---------------------
                          1993   1994   Incr/   1993   1994   Incr/
INCOME  ($MM)             Act    Est   (Decr)   Act    Est   (Decr)
                        ------ ------ ------  ------ ------ -------

Petroleum Operations
  E&P: U.S.                 25     27      2     363    132   (231)
       Int'l               297    274    (23)  1,289    938   (351)
                        ------ ------ ------  ------ ------ -------
  Total E&P                322    301    (21)  1,652  1,070   (582)

  M&R: U.S.                 86     63    (23)    151    247      96
       Int'l                17    172    155     554    647      93
                        ------ ------ ------  ------ ------ -------

  Total M&R                103    235    132     705    894     189
                        ------ ------ ------  ------ ------ -------
Total Petroleum            425    536    111   2,357  1,964   (393)

Chemical                     1    107    106      44    106      62
Corporate and Other (a)    (47)   (62)   (15)   (190)   (98)     92
Net Financing Expense      (30)   (58)   (28)   (127)  (213)   (86)
                        ------ ------ ------  ------ ------ -------
Income Before Change in
  Accounting Principle     349    523    174   2,084  1,759   (325)

Cum. Effect of Change in
  Accounting Principl(b)     -      -      -       -   (680   (680)
                        ------ ------ ------  ------ ------ -------
Net Income                 349    523    174   2,084  1,079 (1,005)
==========               ====== ====== ======  ====== ===== =======

COMMON SHARES OUTSTANDING (MM)
  Average                398.9  397.0   (1.9)  399.2  398.0   (1.2)
  End of Period           ...    ...      ...  398.2  396.0   (2.2)

EARNINGS PER COMMON SHARE ($)(c)
  Bef Chg in Acctng Prin  0.84   1.28   0.44    5.07   4.28  (0.79)
  Based on Net Income     0.84   1.28   0.44    5.07   2.57  (2.50)

DIVIDENDS
  Common Stock
    Total Paid ($MM)       340    337     (3)  1,298  1,353      55
    Per Share ($)         0.85   0.85      -    3.25   3.40    0.15

  Preferred Stock ($MM)     14     15      1      59     58     (1)

(a) Includes results of Real Estate operations, Mining and
Minerals, administrative expenses, and other corporate items.
(b) Reflects impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized retroactively to January 1, 1994.
(c) The earnings per common share calculation is based on net income,less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                      Table 2
                                  MOBIL CORPORATION

                    1993 by Quarter and Year       1994 by Quarter and Year
INC. ADJ. FOR   ------------------------------ ------------------------------
 SPEC. ITEMS ($MM 1Q    2Q    3Q    4Q    Year    1Q    2Q    3Q   4Q    Year
                                                                   Est   Est
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
Petroleum Oper.
  E&P:  U.S.      117   148   110    57    432    77    79    92    65    313
        Int'l     316   245   255   282  1,098   258   256   217   274  1,005
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
  Total E&P       433   393   365   339  1,530   335   335   309   339  1,318

  M&R:  U.S.       (4)   61   139   100    296    61    74    84    60    279
        Int'l     138   183   215   256    792   175   150   150   216    691
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
  Total M&R       134   244   354   356  1,088   236   224   234   276    970
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
Total Petroleum   567   637   719   695  2,618   571   559   543   615  2,288

Chemical           21    13     9     1     44    15    39    60   114    228
Corp & Other (a)  (25)  (55)  (47)  (12)  (139)  (13)  (31)  (12)  (16)  (72)
Net Financing Exp (73)  (76)  (68)  (82)  (299)  (38)  (54)  (63)  (58) (213)
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
Oper. Inc. Bef. Spec.
 Items and Change in
 Acctng. Principl 490   519   613   602  2,224   535   513   528   655  2,231

Special Items       -    60    53  (253)  (140)    -  (315)  (25) (132) (472)
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
Inc. Bef. Change in
 Acctng. Principl 490   579   666   349  2,084   535   198   503   523  1,759

Cumulative Effect of
 Change in Acctng.
 Principle  (b)     -     -     -     -      -  (680)    -     -     -  (680)
                ----- ----- ----- ----- ------ ----- ----- ----- ----- ------
Net Income        490   579   666   349  2,084  (145)  198   503   523  1,079
==========       ===== ===== ===== ===== ====== ===== ===== ===== ===== =====

EARNINGS PER COMMON SHARE
 BASED ON:  ($) (c)
  Oper. Inc. Bef. Spec. Items
   and Change in Acctng.
   Principle     1.19  1.26  1.50  1.47   5.42  1.31  1.25  1.29  1.61   5.46

  Net Income     1.19  1.41  1.63  0.84   5.07  (.40) 0.46  1.23  1.28   2.57

(a) Includes results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) Reflects impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized retroactively to January 1, 1994.
(c) The earnings per common share calculation is based on net income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                           Table 3

                                  MOBIL CORPORATION
                     1993 by Quarter and Year    1994 by Quarter and Year
SPECIAL ITEMS      --------------------------- ---------------------------
  AFFECTING INCOME  1Q   2Q    3Q   4Q    Year  1Q   2Q     3Q  4Q   Year
   ($MM)                                                        Est   Est
                   ---- ----- ---- ----- ----- ---- ----- ---- ----- -----
E&P United States
  Asset Sales        -     -    -   (13)  (13)   -     -    -   (21)  (21)
  Restructuring      -   (10)   -     -   (10)   -     -    -     -     -
  Environment Prov.  -    (4)   -     -    (4)   -     -    -     -     -
  Tax Rate Change    -     -  (23)    -   (23)   -     -    -     -     -
  Inventory Related  -     -    -   (19)  (19)   -     -    -     -     -
  Prop. Writedowns   -     -    -     -     -    -  (143)   -   (17) (160)

E&P International
  Asset Sales        -     -    -    15    15    -     -    -     -     -
  Tax Related Items  -    86    -     -    86    -     -    -     -     -
  Tax Rate Changes   -     -   90     -    90    -     -    -     -     -
  Prop. Writedowns   -     -    -     -     -    -   (42) (16)    -   (58)
  Restructuring      -     -    -     -     -    -     -   (9)    -    (9)

M&R United States
  Environment Prov.  -  (108)   -   (36) (144)   -     -    -     -     -
  Restructuring      -   (23)   -     -   (23)   -     -    -   (11)  (11)
  LIFO/Oth. Inv. Ad  -     -    -    22    22    -     -    -    14    14
  Prop. Writedowns   -     -    -     -     -    -   (35)   -     -   (35)

M&R International
  Asset Sales        -     -    -    35    35    -     -    -     -     -
  Restructuring      -    (8) (11)  (24)  (43)   -     -    -   (44)  (44)
  Tax Rate Changes   -     -   20     -    20    -     -    -     -     -
  Inventory Adj.     -     -    -  (250) (250)   -     -    -     -     -

Chemical
  Restructuring      -     -    -     -     -    -  (115)   -     -  (115)
  Environment Prov.  -     -    -     -     -    -     -    -    (7)   (7)

Corp/Other
  Claim Settlement   -     -  (14)   10    (4)   -     -    -     -     -
  Restructuring      -     -   (2)  (30)  (32)   -    20    -     -    20
  Prop. Writedowns   -     -    -   (15)  (15)   -     -    -   (46)  (46)

Net Financing
  Int. on Tax Items  -   127   (7)   39   159    -     -    -     -     -
  Fgn. Exchange Adj  -     -    -    13    13    -     -    -     -     -
                   ---- ----- ---- ----- ----- ---- ----- ---- ----- -----
      Total          -    60   53  (253) (140)   -  (315) (25) (132) (472)
                   ==== ===== ==== ===== ===== ==== ===== ==== ===== =====

                                                        Table 4

                           MOBIL CORPORATION
                            Fourth Quarter           Twelve Months
                        -----------------------  -----------------------
CAPITAL AND EXPLORATION  1993    1994    Incr/    1993    1994    Incr/
  EXPENDITURES ($MM)      Act     Est   (Decr)     Act     Est   (Decr)
                        ------- ------- -------  ------- ------- -------
Petroleum Operations
  E&P: U.S.
    Exploration Expenses    31      37       6       65     114      49
    Other Expenditures     134     127      (7)     427     484      57
                        ------- ------- -------  ------- ------- -------
    Total E&P--U.S.        165     164      (1)     492     598     106
  Int'l
    Exploration Expenses   124     129       5      340     394      54
    Other Expenditures     296     356      60    1,133   1,179      46
                        ------- ------- -------  ------- ------- -------
  Total E&P--Int'l         420     485      65    1,473   1,573     100
                        ------- ------- -------  ------- ------- -------
  Total E&P                585     649      64    1,965   2,171     206

  M&R: U.S.                130     193      63      575     567      (8)
       Int'l               175     223      48      687     711      24
                        ------- ------- -------  ------- ------- -------
  Total M&R                305     416     111    1,262   1,278      16
                        ------- ------- -------  ------- ------- -------
Total Petroleum            890   1,065     175    3,227   3,449     222

Chemical                    86      59     (27)     312     218     (94)
Other                       28      40      12      117     163      46
                        ------- ------- -------  ------- ------- -------
Total Mobil Corp.        1,004   1,164     160    3,656   3,830     174
                        ======= ======= =======  ======= ======= =======

OTHER FINANCIAL DATA ($MM)
  Total Revenues        16,799  18,892   2,093   63,975  67,111   3,136

  Income Taxes             394     440      46    1,931   1,945(a)   14

AVERAGE U.S. PRICES
  Crude  ($/BBL)         11.62   14.00    2.38    13.54   12.90   (0.64)
  NGL  ($/BBL)            9.95   11.23    1.28    11.25   10.37   (0.88)
  Natural Gas ($/MCF)     2.28    1.62   (0.66)    2.22    1.87   (0.35)

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)         15.22   16.36    1.14    16.99   15.66   (1.33)
  Natural Gas ($/MCF)     2.58    2.45   (0.13)    2.62    2.44   (0.18)

(a) Excludes income taxes attributable to change in accounting principle related to foreign inventories.

                                                   Table 5
                               MOBIL CORPORATION

                            Fourth Quarter         Twelve Months
                         --------------------  --------------------
                          1993   1994  Incr/    1993   1994  Incr/
                           Act    Est  (Decr)    Act    Est  (Decr)
                         ------ ------ ------  ------ ------ ------
NET PRODUCTION OF LIQUIDS (TBD)
  United States            309    307     (2)    305    299     (6)

  Canada                    61     59     (2)     58     57     (1)
  Indonesia                 89     70    (19)     90     77    (13)
  Nigeria                  177    177      -     169    175      6
  Norway                    99     92     (7)     95     95      -
  United Kingdom            70     78      8      58     69     11
  Other                     60     83     23      63     80     17
                         ------ ------ ------  ------ ------ ------
  Total International      556    559      3     533    553     20
                         ------ ------ ------  ------ ------ ------
  Worldwide                865    866      1     838    852     14
                         ====== ====== ======  ====== ====== ======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States          1,505  1,553     48   1,529  1,567     38

  Canada                   489    485     (4)    492    461    (31)
  Germany                  448    398    (50)    362    372     10
  Indonesia              1,662  1,700     38   1,658  1,653     (5)
  United Kingdom           567    578     11     390    470     80
  Other                    184    201     17     179    162    (17)
                         ------ ------ ------  ------ ------ ------
  Total International    3,350  3,362     12   3,081  3,118     37
                         ------ ------ ------  ------ ------ ------
  Worldwide              4,855  4,915     60   4,610  4,685     75
                         ====== ====== ======  ====== ====== ======
TOTAL NET
  PRODUCTION (TBDOE)     1,728  1,740     12   1,657  1,685     28
                         ====== ====== ======  ====== ====== ======

NATURAL GAS SALES (MMCFD)
  United States
    Equity               1,711  1,975    264   1,784  1,947    163
    Resale                 804  1,215    411     623    878    255
                         ------ ------ ------  ------ ------ ------

  Total United States    2,515  3,190    675   2,407  2,825    418
  International          3,423  3,579    156   3,017  3,140    123
                         ------ ------ ------  ------ ------ ------
  Worldwide              5,938  6,769    831   5,424  5,965    541
                         ====== ====== ======  ====== ====== ======

                                                               Table 6
               MOBIL CORPORATION OPERATING HIGHLIGHTS
                               Fourth Quarter         Twelve Months
                            --------------------  --------------------
                             1993   1994  Incr/    1993   1994  Incr/
                             Act    Est   (Decr)   Act    Est   (Decr)
                            ------ ------ ------  ------ ------ ------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States             879    874     (5)    836    857     21
    Europe                    462    417    (45)    446    420    (26)
    Pacific Rim               625    622     (3)    607    622     15
    All Other                 164    156     (8)    163    163      -
                            ------ ------ ------  ------ ------ ------
      Total                 2,130  2,069    (61)  2,052  2,062     10
  Runs for Mobil by Others     20     16     (4)     20     20      -
                            ------ ------ ------  ------ ------ ------
  Total Runs for Mobil      2,150  2,085    (65)  2,072  2,082     10
  Refinery Runs by Mobil
    for Others                 27     13    (14)     28     12    (16)
                            ------ ------ ------  ------ ------ ------
  Worldwide                 2,177  2,098    (79)  2,100  2,094     (6)
                            ====== ====== ======  ====== ====== ======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
    Sales to Trade            517    526      9     512    522     10
    Supply/Other Sales        136    198     62     110    155     45
                            ------ ------ ------  ------ ------ ------
  Total Automotive Sales      653    724     71     622    677     55
  Distillates/Jet Fuel        343    313    (30)    282    288      6
  Other                       200    224     24     176    201     25
                            ------ ------ ------  ------ ------ ------
    Total United States     1,196  1,261     65   1,080  1,166     86
  Europe                      852    888     36     810    805     (5)
  Pacific Rim                 775    823     48     730    777     47
  All Other                   331    358     27     314    327     13
                            ------ ------ ------  ------ ------ ------
  Worldwide                 3,154  3,330    176   2,934  3,075    141
                            ====== ====== ======  ====== ====== ======

U.S. CHEMICAL PRODUCTION (MM LBS)
  Polyethylene                405    415     10   1,657  1,695     38

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals              388    663    275   1,608  2,103    495
  Plastics                    429    500     71   1,719  1,848    129
  Chemical Products            23     29      6      81    101     20
                            ------ ------ ------  ------ ------ ------
    Total                     840  1,192    352   3,408  4,052    644
                            ====== ====== ======  ====== ====== ======
CONTACT:  John Lord, (703) 846-2500